Exhibit 3.1.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RIB-X PHARMACEUTICALS, INC.

(Pursuant to Secs. 242 and 245 of the General Corporation Law of the State of Delaware)

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The undersigned, Rib-X Pharmaceuticals, Inc, having filed its original certificate of incorporation with the Secretary of State of the State of Delaware on October 30, 2000 under the name “Rib-X Designs, Inc.” and having changed its name to “Rib-X Pharmaceuticals, Inc.” by filing a certificate of amendment with the Secretary of State of the State of Delaware on December 11, 2000, and having filed an amended and restated certificate of incorporation on December 6, 2001, a certificate of amendment to its amended and restated certificate of incorporation on May 24, 2002, a second amended and restated certificate of incorporation on December 6, 2002, a third amended and restated certificate of incorporation on April 28, 2003, a Certificate of Amendment on May 29, 2003, a fourth amended and restated certificate of incorporation on June 8, 2006, a certificate of amendment on June 28, 2006, a fifth amended and restated certificate of incorporation on January 8, 2009, and a sixth amended and restated certificate of incorporation on May 28, 2010, does hereby amend and restate its certificate of incorporation (this “Restated Certificate”) as follows:

FIRST. The name of the corporation is RIB-X PHARMACEUTICALS, INC. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of capital stock authorized to be issued by the Corporation is One Billion One Hundred Twenty-Eight Million Three Hundred Twenty-Nine Thousand Five Hundred Twenty-Five (1,128,329,525) shares, divided into Six Hundred Fifty Million (650,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and Four Hundred Seventy-Eight Million Three Hundred Twenty-Nine Thousand Five Hundred Twenty-Five (478,329,525) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held, and shall be entitled to vote, subject to any voting rights provided to holders of then-outstanding Preferred Stock, and subject to any voting rights provided to holders of the Eligible Securities (as defined below), upon such matters and in such manner as may be provided by law at all meetings of shareholders and written actions in lieu of meetings; provided, however, that number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any requisite approvals by, or any preferential dividend rights of, any of the then-outstanding Preferred Stock, or any series thereof.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then-outstanding Preferred Stock, or any series thereof.

B.	PREFERRED STOCK.

The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. Subject to compliance with applicable protective voting rights which have been or may be granted to (x) the holders of Eligible Securities or (y) the Preferred Stock (or any series thereof) in this Restated Certificate, as hereinafter may be amended (collectively, the “Protective Provisions”), but notwithstanding any other rights of the Preferred Stock, or any series thereof, (i) the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them, and (ii) the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation preferences, dividend preferences and/or approval of matters by vote or written consent), or senior to any present or future class or series of Preferred Stock or Common Stock.

Subject to compliance with the applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issuance of any shares of that series; provided that no decrease may be made below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1. Designation. Three million, six hundred thirty-five thousand, four hundred eighty-two (3,635,482) shares of the authorized Preferred Stock are designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”), eight million four hundred eighty-two thousand seven hundred ninety-three (8,482,793) shares of the authorized Preferred Stock are designated “Series A-1(A) Preferred Stock” (the “Series A-1(A) Preferred Stock”), three million eight hundred eighty-seven thousand eight hundred four (3,887,804) shares of the authorized Preferred Stock are designated “Series A-L Convertible Preferred Stock” (the “Series A-L Preferred Stock”), seventy million two hundred thirty thousand four hundred fifty-one (70,230,451) shares of the authorized Preferred Stock are designated “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”), thirty-two million three hundred seventy thousand nine hundred forty (32,370,940) shares of the authorized Preferred Stock are designated “Series B-1 Convertible Preferred Stock” (the “Series B-1 Convertible Preferred Stock”), fifty-three million six hundred ninety-four thousand, two hundred twenty-three (53,694,223) shares of the authorized Preferred Stock are designated “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”) and twenty-eight million four hundred sixty-seven thousand, six hundred seventy-six (28,467,676) shares of the authorized Preferred Stock are designated “Series C-1 Convertible Preferred Stock” (the “Series C-1 Convertible Preferred Stock”). The Series A-1 Preferred Stock, the Series A-1(A) Preferred Stock and the Series A-L Preferred Stock are referred to collectively as the “Series A Preferred Stock.” The Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock are referred to collectively as the “Series B Preferred Stock.” The Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock are referred to collectively as the “Series C Preferred Stock.” The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are referred to collectively as the “Convertible Preferred Stock.” The Series B Preferred Stock and the Series C Preferred Stock are referred to collectively as the “Series B and Series C Preferred Stock.”

The Series A-1(A) Preferred Stock shall be a subseries of and shall be considered a part of the Series A-1 Preferred Stock and the Series A-1(A) Preferred Stock shall have all of the same rights, privileges, qualifications, limitations and restrictions as the Series A-1 Preferred Stock for all purposes under the Certificate of Incorporation, except that Sections 3(d)(iii)(A)(B) or (C) shall not apply to shares of Series A-1(A) Preferred Stock and the Conversion Price (as defined below) of the Series A-1(A) Preferred Stock shall not be reduced pursuant to Sections 3(d)(iii)(A)(B) or (C). Further, in any instance when the Series A-1 Preferred Stock shall be entitled to vote separately as a class, the Series A-1 Preferred Stock and the Series A-1(A) Preferred Stock shall vote together as one class. Any shares of Series A-1 Preferred Stock held by a Non-Participating Holder (as defined herein) shall be automatically cancelled on the Corporation’s books and converted into a right to receive a corresponding number of shares of Series A-1(A) Preferred Stock.

The Series B-1 Convertible Preferred Stock shall be a subseries of and shall be considered a part of the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock shall have all of the same rights, privileges, qualifications, limitations and restrictions as the Series B Convertible Preferred Stock for all purposes under the Certificate of Incorporation, except that Sections 3(d)(iii)(A)(B) or (C) shall not apply to shares of Series B-1 Convertible Preferred Stock and the Conversion Price of the Series B-1 Convertible Preferred Stock shall not be reduced pursuant to Sections 3(d)(iii)(A)(B) or (C). Further, in any instance when the Series B Convertible Preferred Stock shall be entitled to vote separately as a class, the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock shall vote together as one class. Any shares of Series B Convertible Preferred Stock held by a Non-Participating Holder (as defined herein) shall be automatically cancelled on the Corporation’s books and converted into a right to receive a corresponding number of shares of Series B-1 Convertible Preferred Stock.

The Series C-1 Convertible Preferred Stock shall be a subseries of and shall be considered a part of the Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock shall have all of the same rights, privileges, qualifications, limitations and restrictions as the Series C Convertible Preferred Stock for all purposes under the Certificate of Incorporation, except that Sections 3(d)(iii)(A)(B) or (C) shall not apply to shares of Series C-1 Convertible Preferred Stock and the Conversion Price of the Series C-1 Convertible Preferred Stock shall not be reduced pursuant to Sections 3(d)(iii)(A)(B) or (C). Further, in any instance when the Series C Convertible Preferred Stock shall be entitled to vote separately as a class, the Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock shall vote together as one class. Any shares of Series C Convertible Preferred Stock held by a Non-Participating Holder (as defined herein) shall be automatically cancelled on the Corporation’s books and converted into a right to receive a corresponding number of shares of Series C-1 Convertible Preferred Stock.

2. Liquidation Rights.

(a) Treatment at Liquidation, Dissolution or Winding Up.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the Corporation’s capital stock designated to be junior to the Series B and Series C Preferred Stock, including the Series A Preferred Stock and Common Stock, the holders of Series B and Series C Preferred Stock shall be entitled to be paid from the assets of the Corporation available for distribution, an amount equal to $0.6189 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series B and Series C Preferred Stock) (the “Series B and Series C Original Issue Price”) plus all Series B and Series C Dividends (as defined below) thereon accrued but unpaid (whether or not declared) to and including the date full payment shall be tendered to the holders of Series B and Series C Preferred Stock with respect to such liquidation, dissolution or winding up (the “Series B and Series C Liquidation Preference”).

(ii) After payment in full of the Series B and Series C Liquidation Preference, before any payment is made to the holders of any other class or series of the Corporation’s capital stock designated to be junior to the Series A Preferred Stock, including the Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid from the assets of the Corporation available for distribution, an amount equal to $0.6189 per share with respect to Series A-1 Preferred Stock, Series A-1(A) Preferred Stock and the Series A-L Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) (as applicable, the “Series A Original Issue Price”) plus all Series A Dividends (as defined below) thereon accrued but unpaid (whether or not declared) to and including the date full payment shall be tendered to the holders of Series A Preferred Stock with respect to such liquidation, dissolution or winding up (the “Series A Liquidation Preference”).

(iii) If the assets of the Corporation shall be insufficient to permit the payment in full of the Series B and Series C Liquidation Preference then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series B and Series C Preferred Stock in proportion to the respective amounts distributable to them. If, after payment in full of the Series B and Series C Liquidation Preference, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series A-1 Preferred Stock, Series A-1(A) Preferred Stock and Series A-L Preferred Stock in proportion to the respective amounts distributable to them.

(iv) If, upon the occurrence of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after the payment in full of the Series B and Series C Liquidation Preference and Series A Liquidation Preference, assets or surplus funds remain in the Corporation, the holders of Common Stock, Series A-1 Preferred Stock, Series A-1(A) Preferred Stock, Series A-L Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall share ratably in all such remaining assets and surplus funds, based on the number of shares of Common Stock then held by them (assuming full conversion of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock at the then applicable Conversion Price); provided, however, that at such time as each holder of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock has received pursuant to this Section 2(a) an amount equal to four (4) times the Series B and Series C Original Issue Price or Series A Original Issue Price (including the Series B and Series C Liquidation Preference distributed pursuant to Section 2(a)(i) above and the Series A Liquidation Preference distributed pursuant to Section 2(a)(ii) above) as applicable, any remaining assets shall be distributed solely to holders of Common Stock and all holders of Convertible Preferred Stock shall have no further rights therein.

(b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. A consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2, unless in any such particular event (i) if no Eligible Securities are outstanding, the holders of more than fifty percent (50%) of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, and (ii) for so long as any Eligible Securities are outstanding, the Eligible Securities Majority, determine that any such particular event shall not, for purposes of this Section 2, be deemed a liquidation, dissolution or winding up.

(c) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

3. Conversion. The holders of Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Prices. Each share of Convertible Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for the Convertible Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Conversion Base by the then applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The “Conversion Base” for each share of the Series A-1 Preferred Stock, the Series A-1(A) Preferred Stock and the Series A-L Preferred Stock shall be $0.6189 (plus, in the event of a conversion pursuant to Section 3(c)(i), all accrued but unpaid Series A Dividends with respect to such share of Series A Preferred Stock) and for each share of the Series C Preferred Stock and Series B Preferred Stock shall be $0.6189 (plus, in the event of a conversion pursuant to Section 3(c)(i), all accrued but unpaid Series B and Series C Dividends with respect to such share of Series C Preferred Stock and Series B Preferred Stock, as applicable). The “Conversion Price” of each share of the Series A-1 Preferred Stock, the Series A-1(A) Preferred Stock and the Series A-L Preferred Stock shall initially be $0.6189 and for each share of the Series C Preferred and the Series B Preferred Stock, shall initially be $0.6189. Each such initial Conversion Price shall be subject to adjustment as hereinafter provided. Notwithstanding Section 2(a)(iv) above, each holder of Convertible Preferred Stock shall be entitled to exercise the conversion rights described in this Section 3(a) in lieu of the provisions of such Section 2(a)(iv).

(b) Mechanics of Conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Mandatory Conversion.

(i) Conversion in Connection with a Qualified Offering. Each share of Convertible Preferred Stock and all accrued but unpaid Preferred Dividends shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock determined as set forth in Section 3(a) hereof (subject to adjustment as provided in Section 3(d)) concurrently with the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (A) at a per share price of not less than one and one half (1.5) times the Series B and Series C Original Issue Price (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series C Preferred Stock and Series B Preferred Stock, as applicable) with gross proceeds to the Corporation of not less than $30,000,000 or (B) on such other parameters as have been consented to by the holders of more than fifty percent (50%) of the then outstanding shares of Convertible Preferred Stock (voting together as a single class) (a “Qualified Offering”).

(ii) Conversion in Connection with a Vote of the Series B Preferred Stock and the Series A Preferred Stock. Each share of Series B Preferred Stock and Series A Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock determined as set forth in Section 3(a) hereof (subject to adjustment as provided in Section 3(d)) upon the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock.

(iii) Conversion in Connection with a Vote of the Series C Preferred Stock. Each share of Series C Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock determined as set forth in Section 3(a) hereof (subject to adjustment as provided in Section 3(d)) upon the vote or written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series C Preferred Stock.

(iv) Upon conversion as specified in Section 3(c)(i) hereof, all shares of Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Convertible Preferred Stock; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Convertible Preferred Stock being converted are either delivered to the Corporation or the transfer agent of the Convertible Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon conversion of Convertible Preferred Stock in accordance with this Section 3, each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Convertible Preferred Stock at the office of the Corporation or of the transfer agent for the Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Convertible Preferred Stock surrendered were convertible on the date on which such conversion occurred. No fractional shares of Common Stock shall be issued upon the conversion of Convertible Preferred Stock in accordance with this Section 3. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Applicable Date” shall mean May 28, 2010.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(ii), deemed to be issued) by the Corporation after the Applicable Date, other than the following (collectively, “Excluded Shares”):

(1) shares of Common Stock issued or issuable as a dividend or distribution on, or upon conversion of shares of Convertible Preferred Stock;

(2) up to 48,498,196 shares of Common Stock issued or issuable to officers, founders, employees or directors of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other compensatory stock arrangements approved by the Board of Directors of the Corporation; provided, that such plans or arrangements are approved by (a) the majority vote or written consent of the Board of Directors (which majority shall include, if there are no Eligible Securities (as defined below) outstanding, at least two of the directors designated by the holders of Convertible Preferred Stock) and (b) for so long as any Senior Eligible Securities (as defined below) are outstanding, the Senior Eligible Securities Majority (as defined below);

(3) grants or issuances of Common Stock or Convertible Preferred Stock or of rights, options or warrants to purchase Common Stock or Convertible Preferred Stock to lenders, equipment lessors or other financing sources who have provided the Corporation with financing and the shares of Common Stock issued or issuable upon exercise of such rights, options and warrants; provided, that such arrangements are approved by (a) the majority vote or written consent of the Board of Directors (which majority shall include, if there are no Eligible Securities outstanding, at least two of the directors designated by the holders of Convertible Preferred Stock) and (b) for so long as any Senior Eligible Securities are outstanding, the Senior Eligible Securities Majority;

(4) shares of Common Stock issued or issuable upon conversion of any Convertible Securities or exercise of any Options outstanding on the Applicable Date, including the issuance of any replacement or balance security issued in respect thereof but not including shares referred to in Section 3(d)(i)(D)(2), above;

(5) shares of Common Stock solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity approved in accordance with Section 6(d);

(6) any other shares of Common Stock, Options or Convertible Securities, which shares are expressly determined to be Excluded Shares in a vote of (x) a majority of the Board of Directors of the Corporation (which majority shall include, if there are no Eligible Securities outstanding, at least two of the directors designated by the holders of Convertible Preferred Stock) and (y) for so long as any Senior Eligible Securities are outstanding, the Senior Eligible Securities Majority; and

(7) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 3(d)(v) or 5(b) below.

(ii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A) Options and Convertible Securities. If the Corporation at any time or from time to time after the Applicable Date shall issue any Options or Convertible Securities (excluding any Options or Convertible Securities which are Excluded Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) In the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) In the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof that were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(iv) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (I) the applicable Conversion Price on the original adjustment date, or (II) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(d) as of the actual date of their issuance.

(B) Stock Dividends, Stock Distributions and Subdivisions. If the Corporation at any time or from time to time after the Applicable Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(d) as of the time of actual payment of such dividend.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) If the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)

but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(B)(I)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

(B) For the purposes of Section 3(d)(iii) hereof, (I) all shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock and upon exercise of Options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issue of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (II) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3(d)(ii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(C) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 3(d)(iii) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(D) Notwithstanding anything to the contrary in Section 3(d)(iii), unless otherwise waived by holders of more than fifty percent (50%) of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, if one or more holders of any shares of Series A-1 Preferred Stock, at least 400,000 shares of Series B

Preferred Stock or at least 400,000 shares of Series C Preferred Stock (provided that for purposes of determining under this Section 3(d)(iii)(D) whether any holder holds at least, or less than, any number of shares of any series of Convertible Preferred Stock, such holder’s holdings shall be aggregated with the holdings of its affiliates) outstanding at the time of any issue of Additional Shares of Common Stock acquires, with its or their affiliates, at least its or their Pro Rata Share of the Available Additional Shares (as hereinafter defined), but one or more other holders of any shares of Series A-1 Preferred Stock, at least 400,000 shares of Series B Preferred Stock or at least 400,000 shares of Series C Preferred Stock (each a “Non-Participating Holder”) does not so acquire, with its or their affiliates, at least its or their Pro Rata Share of the Available Additional Shares (provided that for purposes of determining under this Section 3(d)(iii)(D) whether any holder acquires its Pro Rata Share of the Available Additional Shares, such holder’s holdings shall be aggregated with the holdings of its affiliates, which for this purpose shall include funds under common management with such holder), then the applicable Conversion Price for any shares of Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock held by such Non-Participating Holder shall not be reduced pursuant to Section 3(d)(iii) and (I) the shares of Series A-1 Preferred Stock held by such Non-Participating Holder shall thereafter be deemed part of a separate subseries (numbered A-1(A) and consecutively thereafter for subsequent issuances) of the Series A-1 Preferred Stock and such Series A-1 Preferred Stock shall not be transferable unless and until a legend covering the foregoing matters is affixed thereto, (II) the shares of Series B Preferred Stock held by such Non-Participating Holder shall thereafter be deemed part of a separate subseries (numbered B-1 and consecutively thereafter for subsequent issuances) of the Series B Preferred Stock and such Series B Preferred Stock shall not be transferable unless and until a legend covering the foregoing matters is affixed thereto, and (III) the shares of Series C Preferred Stock held by such Non-Participating Holder shall thereafter be deemed part of a separate subseries (numbered C-1 and consecutively thereafter for subsequent issuances) of the Series C Preferred Stock and such Series C Preferred Stock shall not be transferable unless and until a legend covering the foregoing matters is affixed thereto. Each new subseries of Series A-1 Preferred Stock shall be identical to the Series A-1 Preferred Stock, each new subseries of Series B Preferred Stock shall be identical to the Series B Preferred Stock and each new subseries of Series C Preferred Stock shall be identical to the Series C Preferred Stock except (x) insofar as the applicable Conversion Price is not reduced as set forth in the prior sentence and (y) that Section 3(d)(iii) shall no longer apply to such new subseries. The term “Pro Rata Share of the Available Additional Shares” shall mean, for each holder of any shares of Series A-1 Preferred Stock, at least 400,000 shares of Series B Preferred Stock or at least 400,000 shares of Series C Preferred Stock, the product of (i) the number of Total Conversion Shares (as hereinafter defined) then held by such holder divided by the aggregate number of Total Conversion Shares, multiplied by (ii) the number of Additional Shares of Common Stock which the Board of Directors of the Corporation (including, if there are no Eligible Securities outstanding, the consent of (X) at least two out of the five Directors elected by the holders of the Convertible Preferred Stock or (Y) at least three out of the five Directors elected by the holders of the Convertible Preferred Stock) allocates to all holders of any shares of Series A-1 Preferred Stock, holders of at least 400,000 shares of Series B Preferred Stock or holders of at least 400,000 shares of Series C Preferred Stock (each such number not to be deemed to limit any contractual pre-emptive rights to which any stockholder of the Corporation is entitled); provided, however, that if (x) there are no Eligible Securities outstanding and (y) only two out of the five Directors elected by the holders of the Convertible Preferred Stock consent to such allocation, then the Board of Directors may only allocate to all holders of any shares of Series A-1 Preferred Stock, holders of at least 400,000 shares of Series B Preferred Stock and holders of at least 400,000 shares of Series C Preferred Stock up to fifty percent (50%) of the total number of Additional Shares of Common Stock to be issued. “Total Conversion Shares”, as used herein shall mean, at any time, the shares of Common Stock (a) issued and outstanding upon the conversion of the Series A-1 Preferred Stock, Series B Preferred Stock (excluding shares of Series B Preferred Stock held by holders of less than 400,000 shares of Series B Preferred Stock) and Series C Preferred Stock (excluding shares of Series C Preferred Stock held by holders of less than 400,000 shares of Series C Preferred Stock), (b) issuable upon the conversion of the Series A-1 Preferred Stock, Series B Preferred Stock (excluding shares of Series B Preferred Stock held by holders of less than 400,000 shares of Series B Preferred Stock) and Series C Preferred Stock (excluding shares of Series C Preferred Stock held by holders of less than 400,000 shares of Series C Preferred Stock), and (c) issued and outstanding in respect of the Common Stock referred to in clause (a) of this definition upon any stock split, stock dividend, recapitalization or similar event. The provisions of this Section 3(d)(iii)(D) shall not apply to (I) the holders of the Series A-L Preferred Stock, (II) holders of less than 400,000 shares of Series B Preferred Stock, (III) holders of less than 400,000 shares of Series C Preferred Stock, (IV) Connecticut Innovations Incorporated (“CII”), (V) all holders of less than 75,000 shares of Series A-1 Preferred Stock as of the date hereof (the “Insubstantial Holders”), and (VI) Radius Venture Partners II, L,P. (“Radius”) if and to the extent that at the time of the applicable issuance or deemed issuance Radius is not permitted under the Small Business Investment Act of 1958, as amended, or the rules and regulations thereunder and interpretations thereof promulgated by the United States Small Business Administration, to purchase additional securities of the Corporation, and all shares of Convertible Preferred Stock held by CII or Radius (to the extent excluded by clause (VI) above) and all shares of Series A-1 Preferred Stock held by the Insubstantial Holders shall be excluded from all calculations set forth in Section 3(d)(iii)(D) above (including, without limitation, the definitions of Pro Rata Share of the Available Additional Shares and Total Conversion Shares).

(iv) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. If the Corporation shall issue Additional Shares of Common Stock pursuant to Section 3(d)(ii)(B) in a stock dividend, stock distribution or subdivision, the applicable Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vi) No Adjustment of Conversion Price. No adjustment shall be made, to the applicable Conversion Price: (A) unless the consideration per share (determined pursuant to Section 3(d)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for the applicable series of Convertible Preferred Stock in effect immediately prior to the issue of such Additional Shares of Common Stock, or (B) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock (voting as a single class), agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock or (C) if any Senior Eligible Securities are outstanding and prior to such issuance of such Additional Shares of Common Stock the Corporation receives written notice from the Senior Eligible Securities Majority, agreeing that no such adjustment shall be made as the result of such issuance.

(e) No Impairment. The Corporation shall not, by amendment of its certificate of incorporation or by-laws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of Section 3(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Convertible Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Section 3(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Convertible Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Convertible Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Convertible Preferred Stock.

(i) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Convertible Preferred Stock.

(j) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Convertible Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Convertible Preferred Stock.

4. Voting Rights.

(a) Except as otherwise provided herein or required by law or by the provisions establishing any other series of Preferred Stock, and subject to any voting rights provided to holders of Eligible Securities, the holders of Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting and shall vote, together with the holders of Common Stock, as one class upon any matter submitted to the stockholders for a vote. Holders of Convertible Preferred Stock shall have that number of votes per share of Convertible Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Convertible Preferred Stock held by such holder could be converted in accordance with Section 3(a) hereof on the date for determination of stockholders entitled to vote at the meeting.

(b) As long as (i) at least 1,600,000 shares of the Series A Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding and (ii) no Eligible Securities are outstanding, the holders of the Series A Preferred Stock shall be entitled to elect two directors to the Board of Directors of the Corporation. As long as (i) at least 10,000,000 shares of the Series B Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding and (ii) no Eligible Securities are outstanding, the holders of the Series B Preferred Stock shall be entitled to elect two directors to the Board of Directors of the Corporation. In addition, at least one of the members of the Board of Directors elected by the holders of Series B Preferred Stock, if any, shall be designated as a member of each significant committee of the Board of Directors, including the audit and compensation committees. As long as (i) at least 8,000,000 shares of the Series C Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding and (ii) no Eligible Securities are outstanding, the holders of the Series C Preferred Stock shall be entitled to elect one director to the Board of Directors of the Corporation. Notwithstanding the foregoing, if any Eligible Securities are outstanding, the holders of Convertible Preferred Stock shall have no rights pursuant this Section 4(b) of this Article.

5. Dividends.

(a) Accrual. Dividends shall accrue on each outstanding share of the Series B and Series C Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate of eight percent (8%) per annum on the purchase price of $0.6189 per share plus all accrued and unpaid dividends, calculated on the basis of a 360 day year consisting of twelve 30 day months (the “Series B and Series C Dividends”). Dividends shall accrue on each outstanding share of the Series A Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate of eight percent (8%) per annum on the purchase price of $0.6189 per share plus all accrued and unpaid dividends, calculated on the basis of a 360 day year consisting of twelve 30 day months (the “Series A Dividends” and, together with the Series B and Series C Dividends, the “Preferred Dividends”). The Preferred Dividends will begin to accrue, on a daily basis, and will be cumulative from the applicable date of issuance; provided, however, that for the avoidance of doubt, the foregoing provisions are intended to provide that dividends will only be compounded annually, notwithstanding the fact that such dividends accrue on a daily basis and are cumulative. From time to time the Board of Directors of the Corporation may declare and pay dividends or distributions on shares of the Common Stock or on any other class or series of capital stock of the Corporation, but only if all accrued Preferred Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution. Preferred Dividends shall be payable (i) in cash, when and if declared by the Board of Directors in the absence of a specific event, (ii) in Common Stock in accordance with Section 3(c)(i) upon the closing of a Qualified Offering at the price per share in such Qualified Offering, whether or not declared, or (iii) in the consideration otherwise payable to the holders of Common Stock in connection with a liquidation or a sale, merger or sale of all or substantially all of the Corporation pursuant to the liquidation rights provided in Section 2 (including in connection with a deemed liquidation), whether or not declared. For the avoidance of doubt, Series B and Series C Dividends shall be payable prior to any payment of dividends or similar distributions to the holders of any other class of securities junior to the Series B and Series C Preferred Stock, including the Series A Preferred Stock.

(b) Participation in Common Stock Dividends. If, upon approval of the holders of Convertible Preferred Stock as required by Section 6(d) hereof, the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Convertible Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Convertible Preferred Stock, as would have been payable on the largest number of whole shares of Common Stock into which each share of Convertible Preferred Stock held by each holder thereof if such Convertible Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 3 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(c) Participation in Other Dividends. If the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of capital stock of the Corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Convertible Preferred Stock, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to: (i) in the case of any series or class convertible into Common Stock, that dividend per share of Convertible Preferred Stock, as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Convertible Preferred Stock have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend; or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Convertible Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the applicable Conversion Price then in effect.

6. Covenants.

(a) Negative Covenants of the Corporation Waivable by the Series C Preferred Stockholders. As long as at least 8,000,000 shares of the Series C Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the shares of Series C Preferred Stock (voting as a single class) then outstanding, waive any other rights, terms or covenants herein related solely to the Series C Preferred Stock.

(b) Negative Covenants of the Corporation Waivable by the Series B Preferred Stockholders. As long as at least 10,000,000 shares of the Series B Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock (voting as a single class) then outstanding, waive any other rights terms or covenants herein related solely to the Series B Preferred Stock.

(c) Negative Covenants of the Corporation Waivable by the Series A Preferred Stockholders. As long as at least 1,600,000 shares of the Series A Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the shares of Series A Preferred Stock (voting as a single class) then outstanding, waive any other rights, terms or covenants herein related solely to the Series A Preferred Stock.

Notwithstanding anything contained herein to the contrary, the creation or issuance of any debt or equity security by the Corporation shall not be subject to Sections 6(a), 6(b) or 6(c) hereof and such creation or issuance shall not be deemed to constitute a waiver of any rights, terms or covenants related solely to the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock.

(d) Negative Covenants of the Corporation Waivable by the Convertible Preferred Stockholders. As long as (I) (x) at least 1,600,000 shares of the Series A Preferred Stock, 10,000,000 shares of the Series B Preferred Stock or 8,000,000 shares of the Series C Preferred Stock (as adjusted for any stock split, subdivision, combination, recapitalization, reclassification or similar event) shall be issued and outstanding and (y) no Eligible Securities are outstanding, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than a majority of the shares of Convertible Preferred Stock (voting as a single class) then outstanding and (II) any Eligible Securities are outstanding, without first obtaining the approval of the Eligible Securities Majority, the Corporation shall not:

(i) issue a security ranking senior to or pari passu with, or convertible into a security ranking senior to or pari passu with, the Series C Preferred Stock or the Series B Preferred Stock with respect to dividends, liquidation preference or voting rights, including the issuance of subordinated debt;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Corporation’s equity securities; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or any other equity securities of the Corporation (x) ranking junior to the Convertible Preferred Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or (y) pursuant to agreements or obligations of the Corporation existing or outstanding on the Applicable Date;

(iii) declare or pay any dividend with respect to the Common Stock or any other equity securities of the Corporation;

(iv) reclassify any class or series of the Corporation’s capital stock;

(v) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets of the Corporation, any liquidation, dissolution or winding up of the Corporation, any recapitalization, consolidation or merger to which the Corporation is a constituent party (except a merger of a wholly-owned subsidiary into the Corporation in which the Corporation’s capitalization is unchanged as a result of the merger), any acquisition of (directly or through subsidiaries) any entity, or any other transaction or series of related transactions which results in the members of the Board of Directors immediately prior to such transaction or series of transactions holding less than a majority of the seats on the Board of Directors immediately after such transaction or series of transactions;

(vi) effect any acquisition by the Corporation of any business or assets, whether by merger or consolidation or by acquisition of assets, involving the payment by the Corporation of an amount in excess of $1,000,000;

(vii) incur more than $10,000,000 in new debt for borrowed money;

(viii) effect any transaction between the Corporation and any affiliate of the Corporation;

(ix) subject to Section 6(a) and Section 6(b) above with respect to covenants applicable to the Series C Preferred Stock or the Series B Preferred Stock, as applicable, waive any other covenants contained herein;

(x) effect any amendments to the terms of the Convertible Preferred Stock; or

(xi) increase the number of directorships or the composition of the Corporation’s Board of Directors.

For purposes of this certificate of incorporation, “affiliate” shall mean with respect to any person, any spouse, parent, sibling or child of any such person, and with respect to any entity, any partner or other equity holder of such entity, or any person that, directly or indirectly, controls, is controlled by, or is under common control with, such entity.

(e) Notice of Actions. Notwithstanding any other provision of the Corporation’s certificate of incorporation or by-laws to the contrary, notice of any action specified in Sections 6(a), 6(b), 6(c) or 6(d) hereof shall be given by the Corporation to each applicable holder of shares of Convertible Preferred Stock by first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Corporation, at least thirty (30) days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least thirty (30) days before the date when such proposed action is scheduled to take place. The holders of the requisite percentage of outstanding shares of Convertible Preferred Stock specified in Sections 6(a), 6(b), 6(c) and 6(d) may waive any notice required by this Section 6(e) as to all such applicable holders by a written document indicating such waiver.

7. No Reissuance of Convertible Preferred Stock.

No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Priority With the Series C Preferred Stock and Respect to Certain Rights.

The Series C Preferred Stock and Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to (a) all shares of Series A Preferred Stock and Common Stock, and (b) all classes and series of capital stock of the Corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series C Preferred Stock and Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank junior to the Series C Preferred Stock and Series B Preferred Stock and senior to (a) all shares of Common Stock, and (b) all classes and series of capital stock of the Corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation. The Series A-1 Preferred Stock and the Series A-1(A) Preferred Stock of the Corporation shall rank on parity with the Series A-L Preferred Stock of the Corporation.

C.	ELIGIBLE SECURITIES.

1. Certain Definitions. As used in this Restated Certificate, the following definitions shall apply:

(a) “Convertible Notes” shall mean the Junior Convertible Notes and the Tier III Notes.

(b) “Convertible Notes Majority” shall mean holders of a majority in principal amount of the Convertible Notes, voting together as a single class.

(c) “Eligible Securities” shall mean the Convertible Notes and Exchange Securities.

(d) “Eligible Securities Majority” shall mean, at any time that any Convertible Notes are outstanding, the Convertible Notes Majority and, at any time that any Exchange Securities are outstanding and no Convertible Notes are outstanding, the holders of a majority of the Exchange Securities (determined on an as converted basis).

(e) “Equity Financing” shall mean any financing in connection with which the Corporation issues equity securities, including without limitation, any security convertible or exchangeable into equity securities of the Corporation, which shall exclude for this purpose (i) any equity securities (and any security convertible or exchangeable into equity securities) of the Company issued upon conversion of the Junior Convertible Notes or the Tier III Notes or upon exercise or conversion of the 2009-2011 Warrants and (ii) any equity securities issued or issuable to officers, founders, employees or directors of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other compensatory stock arrangements existing as of January 10, 2011 or as otherwise approved by the Board of Directors of the Corporation.

(f) “Exchange Securities” shall mean the Junior Exchange Securities and the Tier III Exchange Securities.

(g) “Initial Public Offering” shall mean an initial public offering by the Corporation of its Common Stock.

(h) “Junior Convertible Notes” shall mean the Tier I Notes and the Tier II Notes.

(i) “Junior Eligible Securities” shall mean the Junior Convertible Notes and Junior Exchange Securities.

(j) “Junior Exchange Securities” shall mean any securities (other than Common Stock) into which any Junior Convertible Note is converted or exchanged (excluding any securities of the same class or series that are not to the holder thereof issued upon conversion or exchange of the Junior Convertible Note).

(k) “Outstanding Amount” shall mean the amount then outstanding under the applicable Convertible Notes including any accrued but unpaid interest.

(l) “Senior Eligible Securities” shall mean (i) if any Tier III Eligible Securities are outstanding, the Tier III Eligible Securities or (ii) if no Tier III Eligible

Securities are outstanding and any Tier II Eligible Securities are outstanding, the Tier II Eligible Securities.

(m) “Senior Eligible Securities Majority” shall mean (i) if any Tier III Eligible Securities are outstanding, the Tier III Eligible Securities Majority or (ii) if no Tier III Eligible Securities are outstanding and any Tier II Eligible Securities are outstanding, the Tier II Eligible Securities Majority.

(n) “Tier I Notes” shall mean the Subordinated Convertible Promissory Notes issued by the Corporation to the holders thereof pursuant to that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of January 7, 2009, by and among the Corporation and the purchasers named therein.

(o) “Tier II Eligible Securities” shall mean the Tier II Notes and Tier II Exchange Securities.

(p) “Tier II Eligible Securities Majority” shall mean, at any time that any Tier II Notes are outstanding, the Tier II Notes Majority and, at any time that any Tier II Exchange Securities are outstanding and no Tier II Notes are outstanding, the holders of a majority of the Tier II Exchange Securities (determined on an as converted basis).

(q) “Tier II Exchange Securities” shall mean any securities (other than Common Stock) into which any Tier II Note is converted or exchanged (excluding any securities of the same class or series that are not issued to the holder thereof upon conversion or exchange of the Tier II Note).

(r) “Tier II Notes” shall mean the Senior Subordinated Convertible Demand Promissory Notes issued by the Corporation to the holders thereof pursuant to that certain Senior Subordinated Convertible Demand Promissory Note Purchase Agreement, dated as of May 28, 2010, by and among the Corporation and the purchasers named therein.

(s) “Tier II Notes Majority” shall mean holders of a majority in principal amount of the Tier II Notes, voting together as a single class.

(t) “Tier III Eligible Securities” shall mean the Tier III Notes and Tier III Exchange Securities.

(u) “Tier III Eligible Securities Majority” shall mean, at any time that any Tier III Notes are outstanding, the Tier III Notes Majority and, at any time that any Tier III Exchange Securities are outstanding and no Tier III Notes are outstanding, the holders of a majority of the Tier III Exchange Securities (determined on an as converted basis).

(v) “Tier III Exchange Securities” shall mean any securities (other than Common Stock) into which any Tier III Note is converted or exchanged (excluding any securities of the same class or series that are not issued to the holder thereof upon conversion or exchange of the Tier III Note).

(w) “Tier III Notes” shall mean the Senior Convertible Demand Promissory Notes issued by the Corporation to the holders thereof pursuant to that certain Senior Convertible Demand Promissory Note Purchase Agreement, dated as of January 10, 2011, by and among the Corporation and the purchasers named therein.

(x) “Tier III Notes Majority” shall mean holders of a majority in principal amount of the Tier III Notes, voting together as a single class.

(y) “2009-2011 Warrants” shall mean warrants to purchase Common Stock of the Corporation issued by the Corporation pursuant to (i) that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of January 7, 2009, by and among the Corporation and the purchasers named therein, (ii) that certain Senior Subordinated Convertible Demand Promissory Note Purchase Agreement, dated as of May 28, 2010, by and among the Corporation and the purchasers named therein, and (iii) that certain Senior Convertible Demand Promissory Note Purchase Agreement, dated as of January 10, 2011, by and among the Corporation and the purchasers named therein.

2. Voting Rights

(a) Except as required by law, the holders of Eligible Securities shall be entitled to notice of any stockholders’ meeting and shall vote, together with the holders of Common Stock, as one class upon any matter submitted to the stockholders for a vote. Holders of Junior Eligible Securities shall have (a) in respect of any Junior Convertible Notes held by such holder, that number of votes per Junior Convertible Note as is equal to 100 multiplied by (i) the number of shares of Common Stock into which such Junior Convertible Notes held by such holder would convert by dividing (A) the Outstanding Amount by (B) the Conversion Price (of the Series C Preferred Stock) or (ii) if in connection with, or subsequent to, any Equity Financing or Initial Public Offering, the number of shares of Common Stock into which such Junior Convertible Notes held by such holder would convert pursuant to the terms of the Junior Convertible Notes or pursuant to the terms of New Securities (as defined in the applicable Junior Convertible Notes) in connection with such Equity Financing or Initial Public Offering, and (b) in respect of any Junior Eligible Securities held by such holder, that number of votes per Junior Eligible Security as is equal to 100 multiplied by the number of shares of Common Stock into which each Junior Eligible Security could be converted in accordance with the terms of such Junior Eligible Security, in each case on the date for determination of stockholders entitled to vote at the meeting. Holders of Tier III Eligible Securities shall have (a) in respect of any Tier III Notes held by such holder, that number of votes per Tier III Note as is equal to 1,000 multiplied by (i) the number of shares of Common Stock into which such Tier III Notes held by such holder would convert by dividing the (A) the Outstanding Amount by (B) the Conversion Price (of the Series C Preferred Stock) or (ii) if in connection with, or subsequent to, any Equity Financing or Initial Public Offering, the number of shares of Common Stock into which such Tier III Notes held by such holder would convert pursuant to the terms of the Tier III Notes or pursuant to the terms of New Securities (as defined in the applicable Tier III Notes) in connection with such Equity Financing or Initial Public Offering, and (b) in respect of any Tier III Eligible Securities held by such holder, that number of votes per Tier III Eligible Security as is equal to 1,000 multiplied by the number of shares of Common Stock into which each Tier III Eligible Security could be converted in accordance with the terms of such Tier III Eligible Security, in each case on the date for determination of stockholders entitled to vote at the meeting. For so long as any Eligible Securities are outstanding, the Eligible Securities Majority shall be entitled to (a) elect a majority of the directors to the Board of Directors of the Corporation, (b) upon written notice to the Corporation, remove and replace any director so elected by the Eligible Securities Majority pursuant to this Section or (c) upon written notice to the Corporation, elect to decrease the number of directors on the Board of Directors of the Corporation; provided, however, if at any time subsequent thereto no Eligible Securities are outstanding, the Board of Directors of the Corporation shall ipso facto be increased to such number of directors as existed immediately prior to such election by the Eligible Securities Majority.

(b) Notwithstanding anything to the contrary contained in the Certificate, except as prohibited by law, any transaction (including, without limitation, any change of control transaction, joint venture, partnership and liquidation) approved by the Eligible Securities Majority shall not require approval of, and shall be deemed to be approved (without further action) by, the holders of capital stock of the Company (and no further approval shall be necessary, and any such right of any class or series of capital stock to vote on any corporate matter whatsoever is hereby divested pursuant to, and as contemplated by, Section 221 of the General Corporation Law of Delaware).

FIFTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH. To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect of any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right to indemnification under this Article shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board of Directors deems appropriate. Such indemnification and advancement of expenses shall be in addition to any other rights to which those seeking indemnification and advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders, or otherwise.

The Corporation may, to the fullest extend permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Any repeal or amendment of this Article by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or amendment. In addition to the foregoing, the right to indemnification and advancement of expenses shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law and all amendments to such laws hereafter enacted from time to time.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

(A) The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

(B) Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

(C) The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

EIGHTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH. Unless specified in this Restated Certificate or any Certificate filed pursuant to Article FOURTH hereof, no holder of the shares of the Corporation of any class or series shall have any preemptive right to subscribe for, purchase, or receive any shares of the Corporation of any class or series now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold, or offered for sale by the Corporation. Cumulative voting by the stockholders of the Corporation at any election of directors of the Corporation is hereby prohibited.

TENTH. The Corporation is to have perpetual existence.

ELEVENTH. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

The foregoing Restated Certificate has been adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by Mark Leuchtenberger, the Corporation’s duly authorized officer, this 10th day of January 2011.

/s/ Mark Leuchtenberger

Mark Leuchtenberger
President

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